Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C

OF

THE DOW CHEMICAL COMPANY

____________________________

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

____________________________

The Dow Chemical Company, a Delaware corporation (the “Company”), hereby certifies that:

1.  The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $2.50 per share, and two hundred fifty million (250,000,000) shares of preferred stock, par value $1.00 per share.

2.  The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.  Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on March 27, 2009, adopted resolutions (i) authorizing the issuance and sale of up to 500,000 shares of the Company’s preferred stock, (ii) establishing the number of shares to be included in this series of Cumulative Convertible Perpetual Preferred Stock, Series C, (iii) approving this final form of the Certificate of Designations of Cumulative Convertible Perpetual Preferred Stock, Series C (including Exhibit A attached hereto) and authorizing the Executive Committee of the Board of Directors to approve such changes, subject to certain exceptions, as the Executive Committee of the Board of Directors may approve to the Certificate of Designations of Cumulative Perpetual Preferred Stock, Series C, and (iv) fixing the designations, powers, preferences and rights of the shares of this Cumulative Perpetual Preferred Stock, Series C and the qualifications, limitations or restrictions thereof as follows:

Section 1.  Designation.

The designation of the series of preferred stock shall be “Cumulative Convertible Perpetual Preferred Stock, Series C” (the “Convertible Preferred Stock”).  Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock.  Convertible Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock, if any, and will rank junior to Senior Stock, if any.

Section 2.  Number of Shares.

The number of designated shares of Convertible Preferred Stock shall be 500,000.  That number from time to time may be decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized.  The Company shall not have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3.  Definitions.  As used herein with respect to Convertible Preferred Stock:

“Additional Dividends” has the meaning set forth in Section 4(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Dividend Amount” has the meaning set forth in Section 9(a)(iv).

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Holder (or if there is more than one Holder, a majority in interest of Holders), shall mutually agree upon the determinations then the subject of appraisal.  Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked.  If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised.  The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser.  If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Holder; otherwise, the average of all three determinations shall be binding upon the Company and the Holder.  The costs of conducting any Appraisal Procedure shall be borne equally by the Company and the Holder.

“Automatic Conversion Date” has the meaning set forth in Section 7(b).

“Automatic Conversion Rate” means for each share of Convertible Preferred Stock, the sum of the VWAP Conversion Fractions for the Trading Days included in the first full Conversion Pricing Period that commences after the Effective Shelf Registration Date.

“Automatic Shelf Registration Statement” means an automatic shelf registration statement on Form S-3 under the Securities Act covering the Convertible Preferred Stock and the Common Stock into which the Convertible Preferred Stock is convertible.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Cash Dividends” has the meaning set forth in Section 4(a).

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence of one of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding common equity of the Company; or

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; provided, however, that a Change of Control will not be deemed to have occurred if at least 90% of the consideration received by holders of Common Stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are (or upon issuance will be) traded on a U.S. national securities exchange or securities exchange in the European Economic Area.

 “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the New York Stock Exchange on such date.  If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.  For the purposes of determining the Closing Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Closing Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Closing Price would be determined by reference to such 4:00 p.m. closing price).

 “Common Stock” means the common stock of the Company, par value $2.50 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 10(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preferred Stock.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Pricing Period” means, as of a date, a period of 10 consecutive Trading Days ending as of such date; provided, however, that no such period shall begin prior to the Initial Closing Date.

“Conversion Rate” means the Floating Conversion Rate, the Fixed Conversion Rate or the Automatic Conversion Rate, as applicable.

“Convertible Preferred Stock” has the meaning set forth in Section 1.

“Current Market Price” per share of Common Stock as of a Record Date for any issuance, distribution or other action means the average of the VWAP per share of Common Stock over each of the 10 consecutive Trading Days ending on the Trading Day before the Ex-Date with respect to such issuance, distribution, or other action, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Rate” shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Dividend Threshold Amount” has the meaning set forth in Section 9(a)(iv).

“Dividends” has the meaning set forth in Section 4(a).

“Effective Shelf Registration Date” shall have the meaning set forth in Section 7(a).

“Equivalent Preference Securities” means, in the event of a merger or consolidation of the Company with another corporation or another entity in which the Company is not the surviving or resulting parent entity, preference securities of the surviving or resulting entity or its ultimate parent, as the case may be, having such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Convertible Preferred Stock immediately prior to such merger or consolidation, taken as a whole.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 10(a).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution.

“Expiration Date” has the meaning set forth in Section 9(a)(v).

“Expiration Time” has the meaning set forth in Section 9(a)(v).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.  If the Holders of a majority of the shares of Convertible Preferred Stock at the time outstanding object in writing to the Board of Directors’ calculation of fair market value within 10 days of receipt of written notice thereof and such Holders and the Company are unable to agree on fair market value during the 10-day period following the delivery of such Holders’ objection, the Appraisal Procedure may be invoked by either party to determine Fair Market

Value by delivering written notification thereof not later than the 30th day after delivery of such Holders’ objection.

“Fixed Conversion Price” means a dollar amount equal to 110% of the lowest VWAP for Common Stock for a full Trading Day during the period between the Initial Closing Date and June 1, 2009.

“Fixed Conversion Rate” means for each share of Convertible Preferred Stock, a number of shares of Common Stock equal to the quotient obtained by dividing (i) the Original Purchase Price plus all accrued and unpaid Dividends, including any Past due Dividends, by (ii) the Fixed Conversion Price.

“Fixed Conversion Rate Period” means the period during which a Fixed Conversion Rate shall be in effect by virtue of the Effective Shelf Registration Date not having occurred prior to June 1, 2009.

“Fixed Conversion Value” means, as of a date, for each share of Convertible Preferred Stock, a dollar amount equal to the product of the Fixed Conversion Rate and the sum obtained by adding the Adjusted VWAPs for each of the Trading Days included in the Conversion Pricing Period ending at the close of business on the Trading Day immediately prior to such date, where “Adjusted VWAP” for a Trading Day equals 10% of  the VWAP for such Trading Day.

“Floating Conversion Rate” means, as of a date, for each share of Convertible Preferred Stock, the sum of the VWAP Conversion Fractions for the Trading Days included in the Conversion Pricing Period that ends on the Trading Day immediately prior to such date.

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Closing Date” shall have the meaning ascribed to it in the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated as of March [•], 2009, among The Dow Chemical Company and the Investors named therein.

“Investor” has the meaning set forth in the Investment Agreement.

“Issue Date” means the date of initial issuance of the Convertible Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to the Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

“Liquidation Preference” on any date means an amount equal to the sum of (i) (a) prior to the Fixed Conversion Rate Period the Original Purchase Price or (b) during the Fixed Conversion

Rate Period the greater of (1) the Original Purchase Price and (2) the Fixed Conversion Value, plus (ii) all accrued and unpaid Dividends, including any Past Due Dividends, up to the date of determination.

“Market Disruption Event” means any of the following events:

(i)  any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange;

(ii)  any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange; or

(iii)  any event that would give rise to an adjustment pursuant to Section 9 regardless of whether the Fixed Conversion Rate is then in effect.

“Nonpayment” has the meaning set forth in Section 11(b)(i).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer, the Controller or the Treasurer.

“Original Purchase Price” means $1,000.00 per share of Convertible Preferred Stock.

“Parity Stock” means the Perpetual Preferred Stock, the Cumulative Convertible Perpetual Preferred Stock, Series A of the Company, the Cumulative Convertible Perpetual Preferred Stock, Series B of the Company and any class or series of stock of the Company hereafter authorized that expressly ranks equally with the Convertible Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Company.

“Past Due Dividends” has the meaning set forth in Section 4(a).

“Perpetual Preferred Stock” means the Cumulative Perpetual Preferred Stock, Series A of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Dividends” has the meaning set forth in Section 4(a)

“Preferred Stock Director” has the meaning set forth in Section 11(b)(i).

“Purchased Shares” has the meaning set forth in Section 9(a)(v).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Convertible Preferred Stock have the right to receive any cash, securities or other property or in which the Convertible Preferred Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Convertible Preferred Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”

“Reorganization Event” has the meaning set forth in Section 10(a).

“Restricted Securities” has the meaning set forth in Rule 144(a)(3) of the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of stock of the Company hereafter authorized which expressly ranks senior to the Convertible Preferred Stock and has preference or priority over the Convertible Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Spin-Off” has the meaning set forth in Section 9(a)(iii)(b).

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means BNY Mellon Shareholder Services acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preferred Stock, and its successors and assigns.

“Trust” has the meaning set forth in Section 6(h).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “DOW.N<Equity> VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

“VWAP Conversion Fraction” means, with respect to a Trading Day, the quotient of (i) the Liquidation Preference and (ii) the product of (A) 10, (B) 0.95 and (C) the VWAP for such Trading Day.

Section 4.  Dividends.

(a) Rate.  Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, (i) cumulative cash dividends with respect to each Dividend Period (defined below) at an annual rate per share equal to 7% of the Liquidation Preference, which may only be paid in cash (the “Cash Dividends”), plus (ii) additional cumulative dividends with respect to each Dividend Period at an annual rate per share equal to 8% of the Liquidation Preference, which may be paid in cash or, if not so paid, will be added to the Liquidation Preference (the “PIK Dividends” and, together with the Cash Dividends, the “Dividends”); provided, however, that for any period beginning on or after June 1, 2009, the Dividends shall consist entirely of cumulative cash dividends, which shall also be referred to as “Cash Dividends”, with respect to each Dividend Period during such Fixed Conversion Rate Period at an annual rate per share equal to 12% of the Liquidation Preference, which may only be paid in cash (each such applicable rate, a “Dividend Rate”).  Dividends shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing on the first such day occurring after a full calendar quarter has elapsed since the Issue Date; provided, however, if any such day is not a Business Day, then payment of any Dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (each such day on which Dividends are payable, a “Dividend Payment Date”).  The period from and including any Dividend Payment Date (or, prior to the first Dividend Payment Date, from and including the date of issuance of the Convertible Preferred Stock) to, but excluding, the next Dividend Payment Date is a “Dividend Period.”  Dividends on each share of Convertible Preferred Stock will accrue daily and be cumulative from the date such share of Convertible Preferred Stock is issued, shall compound quarterly, and shall be payable for each full Dividend Period in equal quarterly installments; provided, however, that for the Dividend Period from and including the Issue Date and ending on the day that is immediately prior to the first Dividend Payment Date, Dividends will be computed on the basis described in the last sentence of this Section 4(a) as being applicable to such Dividend Period.  The record date for payment of dividends on the Convertible Preferred Stock will be the fifteenth day of the calendar month immediately preceding the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day.  The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30-day months, and for any period of less than a month, actual days elapsed over a 30-day month.

If the Company fails to pay a full Cash Dividend on the Convertible Preferred Stock, then the Cash Dividends and the PIK Dividends on the Convertible Preferred Stock shall continue to accrue and cumulate at their respective Dividend Rates and, commencing on the day after such failure to pay occurs, the Convertible Preferred Stock shall, in addition, accrue and cumulate additional dividends (“Additional Dividends”) at an annual rate equal to 3.0%, compounded quarterly, on the aggregate accrued amount of any such unpaid Dividends (such aggregate accrued amount of all such unpaid Cash Dividends being referred to herein as the “Past Due Dividends”) with the amount of such Additional Dividend accrual being added to the Liquidation Preference up to and including the date that all such Past Due Dividends shall have been declared and paid in full.

(b) Priority of Dividends.  Except as provided in this Section 4(b), so long as any share of Convertible Preferred Stock remains outstanding, unless full Dividends (including Past Due Dividends) on all outstanding shares of the Convertible Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment of those Dividends has been set aside for the benefit of the holders thereof on the applicable Record Date, the Company will not, and will cause its subsidiaries not to, declare or pay any dividend in excess of $0.01 per share on any Junior Stock, make any distributions relating to Junior Stock, or redeem, purchase, acquire (either directly or through any subsidiary) or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)  purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)  purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock, including under a contractually binding stock repurchase plan, so long as any such contractually binding requirement was entered into at a time when there were no Past Due Dividends;

(iii)  as a result of an exchange or conversion of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock;

(iv)  the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; or

(v)  the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid.

For so long as any share of Convertible Preferred Stock remains outstanding, if Dividends are not declared and paid in full upon the shares of Convertible Preferred Stock or any Parity Stock with the same dividend payment date or with a dividend payment date during a Dividend Period, all dividends declared upon shares of Convertible Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all Past Due Dividends as of the end of the then-current Dividend Period per share of Convertible Preferred Stock and all accrued and unpaid dividends as of the end of the applicable dividend period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(c) Conversion Following a Record Date.  If the Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any such dividend.  If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on a Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.  However, such shares, upon surrender for conversion, must be accompanied by the dividend on such shares.

Section 5.  Liquidation Rights.

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock upon liquidation and the rights of the Company’s creditors, to receive in full a liquidating distribution in an amount per share equal to the Liquidation Preference.  Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment.  If the assets of the Company are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions.  If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled pursuant to Section 5(a) have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6.  Redemption.

(a) Redemption at Holder’s Option.  On or at any time after March 31, 2069, each Holder of Convertible Preferred Stock shall have the right to require the Company to redeem all or a portion of such Holders’ Convertible Preferred Stock, for cash or for shares of Common Stock, or any combination thereof, at the Company’s discretion, at a redemption price per share equal to (i) if the Effective Shelf Registration Date was prior to June 1, 2009, the sum of the Original Purchase Price plus all accrued but unpaid dividends on the shares being redeemed and (ii) if the Company has not filed an Automatic Shelf Registration Statement or the Effective Shelf Registration Date is June 1, 2009 or a later date, the greater of (x) the sum of the Original Purchase Price, plus all accrued but unpaid dividends (including any Past Due Dividends) on the shares being redeemed through the date of redemption and (y) the Fixed Conversion Value.  If, pursuant to this Section 6(a), the Company elects to redeem all or a portion of a Holder’s Convertible Preferred Stock for shares of Common Stock, such shares shall be valued for such purpose at the average VWAP per share of Common Stock over each of the 5 consecutive Trading Days ending on the Trading Day immediately prior to the relevant Record Date.

(b) Redemption on a Change of Control.  Upon the occurrence of a Change of Control, each Holder of Convertible Preferred Stock shall have the right, beginning on the effective date of the Change of Control and ending on the date that is 45 days after the later of (x) the effective date of the Change of Control and (y) the receipt of notice of the Change of Control from the Company as provided in this Section 6(b) to, at its option, require the Company or its successor to redeem all or a portion of such Holder’s Convertible Preferred Stock (a “Change of Control Redemption”) for an amount in cash per share equal to the sum of (i) 101% of the Original Purchase Price plus (ii) all accrued but unpaid Dividends (including any Past Due Dividends) on the shares being redeemed pursuant to such Change of Control Redemption through the date of redemption.  Without limiting the generality of the foregoing, the right to a Change of Control Redemption shall expire on May 31, 2009.  On or before the twentieth day prior to the date on which the Company anticipates consummating the Change of Control (or, if later, or in the case of a Change of Control referred to in clause (i) of the definition thereof, promptly after the Company discovers that the Change of Control will occur or has occurred), a written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company (which may include the records of the Transfer Agent).  Such notice shall contain the date on which the Change of Control is anticipated to be effected or, in the case of a Change of Control referred to in clause (i) of the definition thereof, the date on which the Schedule TO or other schedule, form or report referred to in such clause was filed.

(c) Any Holder of Convertible Preferred Stock may exercise the Holder’s redemption right under Section 6(a) or 6(b) by delivering to the Company at its principal office a written notice stating the Holder’s intention to exercise the holder’s redemption right and the number of the Holder’s shares of Convertible Preferred Stock to be redeemed.  The Company shall be obligated to redeem the total number of shares of Convertible Preferred Stock specified in the Holder’s redemption notice on or before the earlier of (i) the 30th Business Day following its receipt of the Holder’s notice of a redemption pursuant to Section 6(a) or (ii) the date of the Change of Control if notice is given at least 10 days prior to such Change of Control.

(d) Redemption at Company’s Option. On or at any time after March 31, 2014, the Company shall have the right to redeem all or any portion of the outstanding shares of

Convertible Preferred Stock at a redemption price per share of Convertible Preferred Stock for an amount in cash per share equal to (i) if the Effective Shelf Registration Date is prior to June 1, 2009, the sum of the Original Purchase Price plus all accrued and unpaid Dividends (including any Past Due Dividends) on the shares of Convertible Preferred Stock being redeemed through the date of redemption and (ii) if the Company has not filed an Automatic Shelf Registration Statement or the Effective Shelf Registration Date is June 1, 2009 or a later date, the greater of (x) the Original Purchase Price, plus all accrued but unpaid dividends (including any Past Due Dividends) on the shares being redeemed and (y) the Fixed Conversion Value; provided, however, that no partial redemption of shares of Convertible Preferred Stock by the Company pursuant to this Section 6(d) shall be permitted unless the aggregate amount of the Original Purchase Price in respect of all shares of Convertible Preferred Stock to be redeemed equals or exceeds $50,000,000 and (ii) the aggregate amount of the Original Purchase Price in respect of all outstanding shares of Convertible Preferred Stock after giving effect to the redemption equals or exceeds $50,000,000.  It is understood and agreed that the Company shall covenant for the benefit of certain of its debt holders that it will not redeem shares of the Convertible Preferred Stock pursuant to this Section 6(d) unless it has received proceeds from the sale of securities that have equal or greater equity-like characteristics during the 180 days prior to the date of redemption.

(e) Redemption Following Certain Conversion Events.  In the event that in connection with a conversion of Convertible Preferred Stock the number of shares of Common Stock to be issued upon such conversion exceeds the amount that the Company is permitted to issue under the New York Stock Exchange listing standards without a vote of the holders of the Common Stock, then any Convertible Preferred Stock that remains outstanding following such conversion as contemplated by Section 8(f) shall be subject to redemption at the Company’s option for cash (i) within 180 days of the relevant conversion date at a price per share equal to the price provided in clause (x) of Section 6(d) above using the proceeds of equity securities of the Company that have equal or greater equity characteristics to the Convertible Preferred Stock and (ii) thereafter, at a price per share equal to the greater of (a) the sum of the Original Purchase Price, plus all accrued but unpaid dividends (including any Past Due Dividends) on the shares being redeemed and (b) the Fixed Conversion Value using the proceeds of equity securities of the Company that have equal or greater equity characteristics to the Convertible Preferred Stock.

(f) Notice of Company’s Redemption. In the event the Company shall redeem shares of Convertible Preferred Stock pursuant to Section 6(d), notice of such redemption shall be given to each Holder of Convertible Preferred Stock at least 30 days and not more than 60 days prior to the proposed redemption date.  Each notice shall state:

(i)  the redemption date;

(ii)  the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)  the redemption price, provided, however, that if the Company has not filed an Automatic Shelf Registration Statement or the Effective Shelf Registration Date occurs on June 1, 2009 or a later date, then the notice shall state the Original Purchase Price, plus all accrued but unpaid dividends (including any Past Due Dividends) on the shares being redeemed, calculated pursuant to Section 6(d)(ii);

(iv)  the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

(v)  that Dividends on the shares of Convertible Preferred Stock to be redeemed will cease to accrue on the redemption date.

(g) Partial Redemption.  In case of any redemption of only part of the shares of Convertible Preferred Stock outstanding at the time of any redemption election by the Company pursuant to Section 6(d), the shares of Convertible Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Convertible Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Executive Committee of the Board of Directors or any other duly authorized committee thereof may determine to be fair and equitable.

(h) Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest.  The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest.  Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

(i) Restrictions on Other Payments. After the receipt by the Company of a redemption request pursuant to Section 6(a) or 6(b), unless and until the full redemption price for the shares of Convertible Preferred Stock to be redeemed on any redemption date has been paid to the Holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any Junior Stock, and (ii) no shares of Junior Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any of its subsidiaries.

(j) Status of Reacquired Shares. Any shares of Convertible Preferred Stock redeemed in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(k) Unredeemed Shares Remain Outstanding.  If a Holder does not elect to exercise the Change of Control Redemption option pursuant to Section 6(b), the shares of Convertible Preferred Stock held by it will remain outstanding until otherwise subsequently redeemed.  In the event of a Change of Control in which the Company’s Common Stock shall be changed into or exchanged for other securities or property (including cash), the successor or acquiring corporation shall expressly assume the due and punctual observation and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Company and all the obligations and liabilities hereunder, with such modifications and adjustments as equitable and appropriate in order to place the Holders in the equivalent economic position as prior to such Change of Control.

Section 7.  Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock (i) at any time following ten full Trading Days after the Initial Closing Date and prior to June 1, 2009, at the Floating Conversion Rate per share of Convertible Preferred Stock (subject to the conversion procedures, and with the effect, set forth in Section 8), plus cash in lieu of fractional shares as set out in Section 9(i) and (ii) in the event that the date on which the Automatic Shelf Registration Statement becomes effective (the “Effective Shelf Registration Date”) occurs on or after June 1, 2009, at the Fixed Conversion Rate per share (subject to the conversion procedures, and with the effect, set forth in Section 8), plus cash in lieu of fractional shares as set out in Section 9(i).

(b)           So long as the Effective Shelf Registration Date occurs prior to June 1, 2009, all of the shares of Convertible Preferred Stock shall automatically convert at the Automatic Conversion Rate, plus cash in lieu of fractional shares as set out in Section 9(i), on the date (the “Automatic Conversion Date”) immediately following expiration of the first full Conversion Pricing Period commencing on the Effective Shelf Registration Date (the “Automatic Conversion Pricing Period”), provided that a prospectus under the Investment Agreement shall have been available during the entire Automatic Conversion Pricing Period.  Effective immediately prior to the close of business on the Automatic Conversion Date, dividends shall no longer accrue or be declared on any such shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding.

Section 8.  Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure.  A Holder must do each of the following in order to convert shares of Convertible Preferred Stock:

(i)  complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent;

(ii)  deliver a certificate or certificates representing the shares of Convertible Preferred Stock to be converted to the Conversion Agent;

(iii)  if required, furnish appropriate endorsements and transfer documents;

(iv)  if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 19; and

(v)  if required, surrender the dividend payable in respect of such shares pursuant to the last sentence of Section 4(c).

The date on which a Holder complies with the procedures in this Section 8(a) with regard to shares of Convertible Preferred Stock is referred to as the “Conversion Date” applicable to such shares.  The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described above.

(b) Effect of Conversion.  Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Convertible Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding.  Holders who convert shares of Convertible Preferred Stock will not be entitled to, nor will the Fixed Conversion Rate or Floating Conversion Rate be adjusted for, any Past Due Dividends in respect of such shares.

(c) Record Holder of Underlying Securities as of Conversion Date.  The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on such Conversion Date.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) No Rights to Common Stock Prior to Conversion.  Except pursuant to Section 9, no adjustment to shares of Convertible Preferred Stock being converted on a Conversion Date or to the shares of Common Stock issuable upon the conversion thereof shall be made in respect of dividends payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date.  Prior to the close of business on such Conversion Date, the shares of Common Stock or other securities issuable upon conversion of such shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to such Common Stock or other securities (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion, and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding such shares of Convertible Preferred Stock.

(e) Status of Converted or Reacquired Shares.  Shares of Convertible Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the

 Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(f) In the event that in connection with a conversion of Convertible Preferred Stock the number of shares of Common Stock to be issued upon such conversion exceeds the amount that the Company is permitted to issue under the New York Stock Exchange listing standards without a vote of the holders of the Common Stock, then such number of shares of Convertible Preferred Stock shall be converted as may be satisfied through the issuance of the number of shares of Common Stock that complies with such listing standards and any unconverted shares of Convertible Preferred Stock shall be subject to the same terms and conditions hereunder as apply during the Fixed Conversion Rate Period (except as otherwise provided in Section 6(e) above).

Section 9.  Anti-Dilution Adjustments.

(a) Adjustments.  The Fixed Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i)  the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such event

CR1	=	the Fixed Conversion Rate in effect on the Ex-Date for such dividend or distribution

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the effective date of such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

Any adjustment made pursuant to this clause (i) shall be effective immediately prior to the open of business on the Ex-Date for the event giving rise to the adjustment.  If any such event is declared but does not occur, the Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Fixed Conversion Rate that would then be in effect if such event had not been declared.

(ii)  the dividend, distribution or other issuance to all holders of Common Stock of

(A) rights (other than pursuant to a stockholders’ rights plan) or warrants entitling them to purchase shares of Common Stock or (B) securities convertible into Common Stock, in either case for a period expiring 45 days or less from the date of issuance thereof, at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date for such issuance, in which event the Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such issuance

CR1	=	the Fixed Conversion Rate in effect on the Ex-Date for such issuance

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the Ex-Date for such issuance

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants (or upon conversion of such securities)

Y	=
the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the Current Market Price as of the Record Date for such issuance

For purposes of this clause (ii), in determining whether any rights or warrants entitle the holders to purchase the Common Stock at less than the Current Market Price as of the Record Date, there shall be taken into account any consideration the Company receives for such rights or warrants (or convertible securities), and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately prior to the open of business on the Ex-Date for such issuance.  In the event that such rights or warrants are not so issued, the Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Fixed Conversion Rate that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)  (a) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights (other than pursuant to a stockholders’ rights plan) or warrants issued by it, but excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above, clause (iv) below, or Section 10), in which event the Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

where,

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such dividend or distribution

CR1	=	the Fixed Conversion Rate in effect on the Ex-Date for such dividend or distribution

SP0	=	the Current Market Price as of the Record Date for such dividend or distribution

FMV	=
the Fair Market Value on the Ex-Date for such dividend or distribution of the shares of capital stock of the Company, evidences of indebtedness or assets (including, for the avoidance of doubt, rights or warrants issued by it) so distributed, expressed as an amount per share of Common Stock

Any adjustment made pursuant to this clause (iii)(a) shall become effective immediately prior to the open of business on the Ex-Date for such dividend or distribution.

(b) However, if the transaction that would otherwise give rise to an adjustment pursuant to clause (iii)(a) above is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Company (a “Spin-Off”) that on the Ex-Date for such Spin-Off are traded (or are traded on a when-issued basis) on any securities exchange, market or automated quotation system, then the Fixed Conversion Rate will instead be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

where,

CR0	=	the Fixed Conversion Rate in effect at the close of business on the last

Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off

CR1	=	the Fixed Conversion Rate in effect immediately after the close of business on the last Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off

FMV0	=
the average of the volume-weighted average price per share (as displayed on Bloomberg or, if Bloomberg does not publish such price, any successor service reasonably chosen by the Company, or if such service is not available, as determined in good faith by the Board of Directors using a volume-weighted method) of the capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off

MP0		the average of the VWAP per share of Common Stock over each of such five consecutive Trading Days

Any adjustment made pursuant to this clause (iii)(b) shall become effective immediately after the close of business on the last Trading Day of the five consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off; provided, that the Fixed Conversion Rate applicable to any conversion occurring during such five Trading Days shall be determined by applying the formula set forth above except that all references to five consecutive Trading Days shall be replaced with such lesser number of consecutive Trading Days commencing on and including the Ex-Date for such Spin-Off and ending on and including the Trading Day immediately preceding the date of such conversion.

In the event that any dividend or distribution described in clauses (iii)(a) and (b) above is not so paid or made, the Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or make such distribution, to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)  the Company makes a distribution per share of Common Stock as of any date (the “Relevant Date”) of cash to all holders of Common Stock, and the sum (the “Aggregate Dividend Amount”) of such distribution and all prior distributions of cash per share of Common Stock paid since the Issue Date exceeds the sum (the “ Dividend Threshold Amount “) of the hypothetical cash distributions that would have been paid on a share of Common Stock had such distributions been paid quarterly (commencing with the first cash dividend paid since the Issue Date) and increased at a compound annual growth rate of 5.0%, compounded quarterly, from $0.42 per share as of July 30, 2008, through and including the Relevant Date, in which event, the Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / ( SP 0 – C1+ C2)

where,
CR0	=	the Fixed Conversion Rate in effect at the close of business on the Trading Day immediately preceding the Ex-Date for such distribution

CR1	=	the Fixed Conversion Rate in effect on the Ex-Date for such distribution

SP0	=	the Current Market Price as of the Record Date for such distribution

C1	=	the amount, if any, by which the Aggregate Dividend Amount on the Relevant Date exceeds the Dividend Threshold Amount on the Relevant Date
C2	=
the amount, if any, by which the Aggregate Dividend Amount on the most recent date prior to the Relevant Date on which a cash distribution was made which caused an adjustment in the Conversion Price pursuant to this Section 9(a)(iv) exceeds the Dividend Threshold Amount on such most recent date

The Dividend Threshold Amount and the Aggregate Dividend Amount (but not the compound annual growth rate of 5.0% compounded quarterly) shall be adjusted on an inversely proportional basis whenever the Fixed Conversion Rate is adjusted pursuant to this Section 9;  provided, that no adjustment will be made to the Dividend Threshold Amount or the Aggregate Dividend Amount for any adjustment made to the Fixed Conversion Rate pursuant to this clause (iv).

Any adjustment made pursuant to this clause (iv) shall become effective immediately prior to the open of business on the Ex-Date for such distribution.  In the event that such distribution is not so made, the Fixed Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

(v)  the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the Fixed Conversion Rate in effect after the Expiration Date

FMV	=
the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares

OS0	=	the number of shares of Common Stock outstanding immediately before Expiration Time, including any Purchased Shares

SP1	=	the average of the VWAP per share of Common Stock over each of the five consecutive Trading Days commencing with the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this clause (v) shall become effective immediately prior to the open of business on the Trading Day immediately following the Expiration Date.  In the event that the Company or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(b) Calculation of Adjustments.  All adjustments to the Fixed Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).  No adjustment to the Fixed Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c)  When No Adjustment Required.

(i)   Except as otherwise provided in this Section 9, the applicable Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii)  No adjustment of the Conversion Rate need be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans;  provided,  however, that to the extent that the Company has a stockholder rights plan in effect on a Conversion Date, the Holder shall receive, in addition to the shares of Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock of shares of capital stock of the Company or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights or warrants issued by it) as described in Section 9(a)(iii), subject to (x) readjustment for only that portion of such rights or warrants which expire or terminate or (y) readjustment in the event of the redemption of such rights or warrants, except that any such readjustment shall be calculated net of the aggregate value of the consideration payable in connection with any such redemption.

(iii)  No adjustment to the Conversion Rate need be made:

(A)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)  upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C)  upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of March 1, 2009; or

(D)  for a change in the par value of the Common Stock.

(iv)  No adjustment to the Conversion Rate need be made for a transaction referred to in Section 9(a), if the Holder, as a result of holding the Convertible Preferred Stock and without having to convert the Convertible Preferred Stock, receives the cash, securities, assets, property or other benefits in such transaction on the same basis and at the same time as if such Holder held the full number of shares of Common Stock into which its shares of Convertible Preferred Stock may then be converted.

(v)  No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.

(d)  Successive Adjustments.  After an adjustment to the Fixed Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Fixed Conversion Rate as so adjusted.

(e)  Multiple Adjustments.  For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Fixed Conversion Rate pursuant to this Section 9 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 9 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)  Other Adjustments.  The Company may, but shall not be required to, make such increases in the Fixed Conversion Rate, in addition to those required by this Section 9, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g)  Notice of Adjustments.  Whenever a Fixed Conversion Rate is adjusted as provided under Section 9, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 9(f):

(i)  compute the adjusted applicable Fixed Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Fixed Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)    provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Fixed Conversion Rate was determined and setting forth the adjusted applicable Fixed Conversion Rate.

(h)  Conversion Agent.  The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same.  The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to Section 9(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate.  The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Convertible Preferred Stock; and the Conversion Agent makes no representation with respect thereto.  The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Convertible Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(i) Fractional Shares.  No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion.  In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.  In order to determine whether the number of shares of Common Stock to be issued to a Holder upon the conversion of such Holder’s shares of Convertible Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Convertible Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 10.  Adjustment for Reorganization Events.

(a) Reorganization Events.  In the event of:

(i)   any consolidation or merger of the Company with or into another person pursuant to which the Common Stock is changed into or exchanged for cash, securities or other property of the Company or another person;

(ii)  any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)  any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”) each share of the Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind and amount of securities, cash and other property (the “Exchange Property”) receivable in such Reorganization Event (without any interest on such Exchange Property, and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “ Constituent Person “), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates; provided  that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 10(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election).  On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of such securities, cash or other property received per share of Common Stock, as determined in accordance with this Section 10.

(b) Exchange Property Election.  In the event that the holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election).  The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c) Successive Reorganization Events.  The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any shares of capital stock of the Company (or any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(d) Reorganization Event Notice.  The Company (or any successor) shall, 20 days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 10.

Section 11.  Voting Rights.

(a) General.  The Holders shall not be entitled to vote on any matter except as set forth in Sections 11(b) and 11(c) or as required by Delaware law.

(b) Special Voting Right.

(i)  Voting Right.  If and whenever dividends on the Convertible Preferred Stock have not been paid in an aggregate amount equal to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board of Directors shall at no time include more than two such directors.  Each such director so elected is referred to as a “Preferred Stock Director.”

(ii)  Election.  The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company having equivalent voting rights and entitled to vote thereon, called as provided herein.  At any time after the special voting power has vested pursuant to Section 11(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Convertible Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any such other class or series of preferred stock for the election of the two directors to be elected by them as provided in Section 11(b)(iii) below.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)  Notice of Special Meeting.  Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 11(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 11(b)(iv).  In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights and entitled to vote thereon) to serve until the next annual meeting of the stockholders.

(iv)  Termination; Removal.  Whenever the Company has declared and paid or declared and set aside for payment in full all Past Due Dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods).  The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly.  Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Convertible Preferred Stock (together with holders of any class of the Company’s authorized and preferred stock having equivalent voting rights and entitled to vote thereon) when they have the voting rights described in this Section 11(b).

(c) Senior Issuances; Adverse Changes.  So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least 66 2/3% of the shares of Convertible Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose at which the Holders shall vote separately as a single class, will be necessary for authorizing, effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)  any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Convertible Preferred Stock) or the Company’s by-laws, including by way of merger, that would alter or change the voting powers, dividend rights, preferences or special rights of the Convertible Preferred Stock so as to affect them adversely (provided, however, that to the extent that any such amendment, alteration or repeal relates solely to an increase in the amount of the authorized or issued preferred stock (other than Convertible Preferred Stock or Senior Stock) or any securities convertible into preferred stock (other than Convertible Preferred Stock or Senior Stock) or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock (other than Convertible Preferred Stock or Senior Stock) or any securities convertible into Parity Stock (other than Convertible Preferred Stock) or Junior Stock, then such amendment, alteration or repeal will not be deemed to adversely affect the voting powers, preferences or special rights of the Convertible Preferred Stock, and Holders will have no right to vote on such an increase, creation or issuance);

(ii)  any amendment or alteration of the Company’s certificate of incorporation (including the certificate of designations creating the Convertible Preferred Stock), including by way of merger, to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of Convertible Preferred Stock or Senior Stock; or

(iii)  any consummation of a binding share exchange or reclassification involving the Convertible Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting parent entity, are converted into or exchanged for Equivalent Preference Securities, and (y) if such shares of Convertible Preferred Stock do not remain outstanding, immediately prior to or concurrent with the consummation thereof, all Past Due Dividends on the Convertible Preferred Stock to the date of consummation, whether or not declared, have been paid in full.

The Company shall not provide consideration to any Holder in exchange for such Holder’s vote or consent pursuant to this Section 11(c) without offering, on identical terms, to provide all Holders who then hold Convertible Preferred Stock with the same consideration in exchange for votes or consents per share of Convertible Preferred Stock.

Section 12.  Preemption.

The Holders shall not have any preemptive rights.

Section 13.  Creation of Junior Stock or Parity Stock.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock, other than Convertible Preferred Stock.

For so long as any Convertible Preferred Stock is outstanding, the Company will not issue any preferred stock (other than the Convertible Preferred Stock) with terms (exclusive of any conversion feature) more favorable to the holders thereof, in the aggregate, than the terms of the Convertible Preferred Stock without amending this Certificate of Designations to concurrently modify the terms of the Convertible Preferred Stock to give the Holders the benefit of such more favorable terms.  Without limiting the generality of the foregoing, any series of preferred stock containing (i) a dividend in excess of the Dividend Rate, (ii) more favorable make-whole payments or other redemption premiums or (iii) additional covenants not contained in this Certificate of Designations shall be considered more favorable.

Section 14.  Repurchase.

Subject to the limitations imposed herein, and subject to the provisions of Section 6, the Company may purchase and sell Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent;  provided, further, however, that in the event that the Company beneficially owns any Convertible Preferred Stock, voting rights in respect of such Convertible Preferred Stock shall not be exercisable; provided, further, however, that the Company shall not purchase any Convertible Preferred Stock from any Investor (as defined in the Investment Agreement) without offering, upon identical terms, to purchase shares of Convertible Preferred Stock from all Investors who then hold Convertible Preferred Stock, and in the event that the shares of Convertible Preferred Stock sought to be sold in response to such offer exceeds the amount the Company is willing to purchase, then the amount purchased by the Company from each such Investor shall be pro rated based on the number of shares of Convertible Preferred Stock sought to be sold by such Investors.

Section 15.  Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed, or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series (provided that any such cancelled shares of Convertible Preferred Stock may be reissued only as shares of a series other than Convertible Preferred Stock).

Section 16.  No Sinking Fund.

Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.

Section 17.  Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Convertible Preferred Stock shall be BNY Mellon Shareowner Services.  The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 18.  Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates.  If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Partial Redemption.  In the event that a redemption is effected with respect to shares of Convertible Preferred Stock representing less than all the shares of Convertible Preferred Stock held by a Holder, upon redemption the Company shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock held by the Holder as to which a redemption was not effected.

Section 19.  Taxes.

(a) Transfer Taxes.  The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding.  All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 20.  Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed:  (i) if to the Company, to its office at 2030 Dow Center, Midland, MI  48674 (Attention:  Treasurer) (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Corporate Vice President and Treasurer this 31st day of March, 2009.

THE DOW CHEMICAL COMPANY

By:	/s/ Fernando Ruiz
	Name:	Fernando Ruiz
	Title:	Corporate Vice President and Treasurer

FORM OF
CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C

FACE OF CERTIFICATE
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY AND THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS MAY BE REASONABLY REQUESTED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number: [__]
Number of Shares of Convertible Preferred Stock: [______]

THE DOW CHEMICAL COMPANY
Cumulative Convertible Perpetual Preferred Stock, Series C
(par value $1.00 per share of Preferred Stock)

THE DOW CHEMICAL COMPANY, a Delaware corporation (the “Company”), hereby certifies that [______________] (the “Holder”) are the registered owner of [_______] duly authorized, validly issued, fully paid and non-assessable shares of the Company’s designated Cumulative Convertible Perpetual Preferred Stock, Series C, with a par value of $1.00 per share (the “Convertible Preferred Stock”).  The shares of Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated _________, 2009 as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations.  The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

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Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this Certificate, the Holders are bound by the Certificate of Designations and are entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Company by its _______________________ and its __________________ this _____ day of________, 2009.

THE DOW CHEMICAL COMPANY

By:
Name:
Title:

By:
Name:
Title:

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REGISTRAR’S COUNTERSIGNATURE

These are shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

BNY Mellon Shareowner Services, as Registrar

By:
Name
Title

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REVERSE OF CERTIFICATE

Dividends on each share of Convertible Preferred Stock shall be payable at the rate provided in the Certificate of Designations.

The shares of Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers _____________ shares of the Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the said shares of Convertible Preferred Stock on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be

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determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

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